BUFFALO GOLD LTD.
(An Exploration Stage Company)

FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
(Unaudited, Prepared by Management)

SEPTEMBER 30, 2004

NOTICE TO READER

These unaudited consolidated financial statements for the third financial quarter ended September 30, 2004 have not been reviewed by our auditors, Davidson & Company, Chartered Accountants. They have been prepared by Buffalo Gold Ltd.'s management in accordance with accounting principles generally accepted in Canada, consistent with previous quarters and years. These unaudited consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2003.

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BUFFALO GOLD LTD.
(An Exploration Stage Company)

Balance Sheets
(Expressed in Canadian dollars)
As at September 30, 2004 and December 31, 2003
(Unaudited, Prepared by Management)

	September 30, 2004 (Unaudited)	December 31, 2003
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Assets
Current
Cash and cash equivalents	$17,980	$12,890
Receivables	4,402	20,743
Notes receivable (note 3)	48,813	-
Prepaid expenses	-	13,857
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	71,195	47,490
Exploration properties and deferred costs (note 3)	-	-
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	$71,195	$47,490
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Liabilities And Shareholders' Deficiency
Current
Accounts payable and accrued liabilities (note 7)	$482,413	$443,573
Loans payable	152,131	152,131
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	634,544	595,704
Amounts due to shareholders	6,272	6,272
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	640,816	601,976
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Shareholders' deficiency
Share capital (note 4)
Authorized
Unlimited common shares without par value

Issued
4,086,726 (2003 - 4,008,890) common shares	4,252,602	4,232,769
Contributed surplus	54,000	54,000
Deficit	(4,876,223)	(4,841,255)
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	(569,621)	(554,486)
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	$71,195	$47,490
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Going concern (note 2)
On behalf of the Board:
John Tully Director	James Stewart Director

The accompanying notes are an integral part of these financial statements.

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BUFFALO GOLD LTD.
(An Exploration Stage Company)

Statements of Operations and Deficit
(Expressed in Canadian dollars)
Three and Nine Months Ended September 30, 2004
(Unaudited, Prepared by Management)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
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Expenses
Consulting fees	$7,500	$73,693	$27,750	$187,693
Exploration costs	-	-	2,500	-
Listing, filing and transfer fees	3,283	5,939	13,251	29,087
Office and miscellaneous	56	2,639	11,053	12,472
Professional fees	1,569	13,937	38,484	72,255
Property investigation costs	-	148,036	-	235,350
Public relations	-	8,985	-	12,855
Rent	2,700	-	10,200	4,000
Travel and promotion	1,694	55,811	16,872	59,120

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Loss before other items	(16,802)	(309,040)	(119,610)	(612,832)

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Other Items
Recovery of property evaluation and due diligence costs (note 3)	-	-	94,955	-
Foreign exchange	-	(1,295)	-	(1,295)
Interest expense	(4,564)	-	(13,692)	-
Interest income	1,549	-	3,879	12

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Income (loss) for the period	(19,817)	(310,335)	(34,468)	(614,115)

Deficit, beginning of period	(4,856,406)	(4,184,660)	(4,841,255)	(3,880,880)

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Deficit, end of period	$(4,876,223)	$(4,494,995)	$(4,875,723)	$(4,494,995)

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Income (loss) per share, basic and fully diluted
Income (loss) per share	$(0.00)	$(0.08)	$(0.01)	$(0.19)

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Weighted average number of shares outstanding
Basic and fully diluted	4,086,726	3,875,823	4,069,966	3,267,905

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The accompanying notes are an integral part of these financial statements.

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BUFFALO GOLD LTD.
(An Exploration Stage Company)

Statements of Cash Flows
(Expressed in Canadian dollars)
Quarter Ended September 30, 2004
(Unaudited, Prepared by Management)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003

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Cash Flows From (Used In) Operating Activities
Income (loss) for the period	$(19,817)	$(310,335)	$(34,968)	$(614,115)
Items not involving cash
Stock-based compensation	-	-	-	-

Changes in non-cash working capital items:
Decrease (increase) in receivables	-	-	-	-
Decrease (increase) in GST receivable	2,066	(3,467)	16,341	(17,752)
Increase in notes receivable	46,142	-	(48,813)	-
Decrease in prepaid expenses	-	(5)	13,857	(5)
Increase in accounts payable and accrued liabilities	(19,209)	80,110	38,840	115,532

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Net cash provided by (used in) operating activities	9,182	(233,697)	(14,743)	(516,340)

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Cash Flows From Financing Activities
Proceeds from private placement (note 4)	-	153,859	-	546,381
Exercise of share purchase	-	8,883	19,833	-

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Net cash provided by financing activities	-	162,742	19,833	546,381

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Cash Flows Used In Investing Activities
Expenditures on exploration properties	-	-	-	-

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Net cash provided by (used in) investing activities	-	-	-	-

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Change in cash and cash equivalents during the period	9,182	(70,955)	5,090	30,041

Cash and cash equivalents, beginning of period	8,798	78,202	12,890	6,205

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Cash and cash equivalents, end of period	$17,980	$7,247	$17,980	$36,246

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Non-cash transactions: Accounts payable settled with the issuance of common shares	$-	$-	$-	$28,999

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The accompanying notes are an integral part of these financial statements.

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BUFFALO GOLD LTD.
(An Exploration Stage Company)

Notes to the Financial Statements
(Expressed in Canadian dollars)
Quarter Ended September 30, 2004
(Unaudited, Prepared by Management)

1. Basis of Presentation

On February 17, 2003, the Company changed its name from Buffalo Diamonds Ltd. to Buffalo Gold Ltd. and consolidated its share capital on a 10 old for one new basis (note 4).

The Company is in the process of evaluating mineral properties for potential acquisition. To date, the Company has not earned significant revenues and is considered to be in the exploration stage.

The accompanying unaudited financial statements do not include all information and footnote disclosures required for an annual set of financial statements under Canadian or United States generally accepted accounting principles. In the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows as at September 30, 2004 and for all periods presented, have been included. Interim results for the three-month period ended September 30, 2004 are not necessarily indicative of the results that may be expected for the fiscal year as a whole.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles for interim financial information. These financial statements conform, in all material respects, with generally accepted accounting principles ("GAAP") in the United States.

These financial statements should be read in conjunction with the financial statements and notes for the fiscal year ended December 31, 2003. The accounting principles applied in these interim consolidated financial statements are consistent to those applied in the annual consolidated financial statements.

2. Going Concern

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation. However, certain conditions noted below currently exist which raise substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

At September 30, 2004, the Company has a working capital deficiency of $563,350 (2003 - $548,214), and, without additional funding, is unable to meet its obligations as they fall due. The Company has a significant working capital deficiency and, accordingly, there is substantial doubt about the ability of the Company to continue as a going concern. Management is actively pursuing additional funds by way of private placement to meet its reduced level of general and administrative expenditures. While the Company has been successful in raising funds in the past, there can be no assurance that it will be able to do so in the future.

The operations of the Company have primarily been funded by the issuance of share capital and debt. Continued operation of the Company is dependent on the Company's ability to complete additional equity financings or generate profitable operations in the future. Such financings may not be available or may not be available on reasonable terms.

3. Exploration Properties and Deferred Costs

Calling Lake and Varlaam, Alberta

The Company has an undivided 100% working interest in several mineral exploration permits in the Calling Lake region of Alberta. Pursuant to a letter of agreement dated September 10, 1998, as amended on August 26, 1999, the Company has also acquired a 50% interest in exploration claims, known as the Varlaam property, located contiguous to the Calling Lake property. The Company paid the vendor, New Claymore Resources Inc. ("New Claymore") $50,000 and issued 25,000 common shares of the Company.

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In February 2002, the Company and New Claymore granted an option to BHP Billiton Diamonds Inc. ("BHP") to acquire up to a 70% interest in their Calling Lake and Varlaam properties in Alberta. On September 12, 2003, the Company received notice that BHP Billiton Diamonds Inc. had terminated its option to acquire an interest in the Calling Lake and Varlaam Properties owned by the Company and New Claymore. The Company now maintains an ownership interest of 65% with the remaining 35% held by New Claymore.

In 2003, management of the Company decided to write down the carrying value of the properties to $Nil.

Terrawest Properties, Peoples Republic of China

During the year ended December 31, 2003, the Company entered into an agreement to acquire an interest in certain gold properties in the People's Republic of China from Terrawest Resource Holdings Ltd. ("Terrawest"). The Company conducted property evaluation and due diligence in 2003. In March 2004, the agreement effectively ended when Terrawest received a notice from its Chinese partners terminating Terrawest's underlying agreement on the subject properties. The Company agreed to abandon any claim against Terrawest in consideration of Terrawest and its principals providing two joint and several promissory notes totalling $100,000. The promissory notes are each for $50,000, fall due on July 30, 2004 and December 31, 2004 respectively and bear interest at the rate of 10% per year after their due dates. The present value of these promissory notes was $94,955 at the date of issue and $48,813 at September 30, 2004. The Company received the $50,000 due July 30, 2004.

4. CAPITAL STOCK
	Number of Shares	Share Capital	Contributed Surplus
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Balance at December 31, 2000	$1,895,095	$3,545,697	$ -
For exploration properties	10,000	15,000	-
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Balance at December 31, 2001	1,905,095	3,560,697	-
Settlement of accounts payable	81,834	81,834	-
Private placement	200,000	100,000	-
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Balance at December 31, 2002	2,186,929	3,742,531	-
Private placement	1,333,330	300,639	-
Settlement of accounts payable	32,221	28,999	-
Private placement	423,077	151,717	-
Exercise of warrants	33,333	8,883	-
Stock-based compensation	-	-	54,000
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Balance at December 31, 2003	4,008,890	4,232,769	54,000
Exercise of warrants	77,836	19,833	-
Share subscription received	-	-	-
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Balance at September 30, 2004	$ 4,086,726	$ 4,252,602	$ 54,000
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Share subscriptions received

In February 2004, the Company received $44,167 in respect of a planned exercise of share purchase warrants. The share subscription did not complete and in April 2004 this amount was returned to the subscriber. Subsequent to September 30, the company received further shares subscriptions, see Note 9, Subsequent Events.

Share consolidation

Effective February 17, 2003, the Company consolidated its issued share capital on a 10 old for one new basis. The authorized share capital remained unchanged. As a result of the share consolidation, the Company's issued share capital decreased from 21,869,294 shares to 2,186,929 shares. The decrease was reflected retroactively as a change in issued share capital. In addition, references to share capital, options and warrants in these financial statements and all prior loss per share information were retroactively restated to give effect to the share consolidation.

Discovery Bonus

In connection with acquiring the Chain Lakes and Calling Lake properties, the Company entered into a Discovery Bonus Agreement for the issuance of up to 200,000 common shares at $0.01 per Discovery Bonus Share, with 100,000 common shares to be issued upon discovery of a diamondiferous kimberlite pipe on the Company's mineral properties and a further 100,000 common shares to be issued upon providing a bankable final feasibility study on a commercial diamondiferous pipe. As at September 30, 2004, these milestones have not been achieved, and none of these shares have been issued.

5. STOCK OPTIONS

In 2003 the Company adopted an incentive stock option plan (the "Plan") to grant options to directors, officers, employees and consultants of the Company. The maximum number of shares reserved for issuance under the Plan shall not exceed 10% of the issued share capital of the Company. Under the Plan, the exercise price of each option may not be less than the market price of the Company's shares at the date of grant. Options granted under the Plan have a term not to exceed five years.

As at September 30, 2004, the following stock options are outstanding and exercisable:
Number of Shares	Exercise Price	Expiry Date
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21,956	$ 2.10	December 6, 2004
256,000	US$ 0.50	April 16, 2008
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277,956

The change in stock options outstanding is as follows:
	September 30, 2004		September 30, 2003

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	Warrants Outstanding	Weighted Average Exercise Price	Warrants Outstanding	Weighted Average Exercise Price

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At January 1	277,956	$0.79	95,818	$2.10
Granted	-	-	256,000	US$0.50
Exercised	-	-	-	-
Expired	-	-	(22,500)	-

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At end of period	277,956	$0.79	329,318	$1.07

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6. WARRANTS

The change in share purchase warrants outstanding is as follows:
	September 30, 2004		September 30, 2003
	Warrants Outstanding	Weighted Average Exercise Price	Warrants Outstanding	Weighted Average Exercise Price

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At January 1	1,088,630	$0.35	200,000	$1.00
Granted, February 27, 2003	-	-	666,665	US$ 0.20
Granted, April 17, 2003	-	-	32,221	US$ 0.60
Expired, May 9, 2003	-	-	(200,000)	(1.00)
Granted, September 9, 2003	-	-	423,077	US$ 0.35
Exercised, September 26, 2003	-	-	(33,333)	US$ 0.20
Expired, February 27, 2004	(555,496)	0.26	-	-
Exercised	(77,836)	0.26	-	-
Expired, April 17, 2004	(32,221)	US$ 0.60	-	-
Expired, September 9, 2004	(423,077)	US$ 0.35	-	-

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At end of period	-	$0.00	1,088,630	US$0.27

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7. RELATED PARTY TRANSACTIONS

The Company incurred the following expenses with a law firm and consulting firms controlled by directors, an officer and a former director:
	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003

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Consulting fees	$ 7,500	$25,500	$17,500	$ 94,500
Property evaluation and due diligence costs	$ -	$59,550	$ 2,500	$122,802
Professional fees	$ -	$ -	$ 2,500	$ 47,341
Rent	$ 2,700	$ 4,500	$10,200	$ 9,500

Included in accounts payable and accrued liabilities at September 30, 2004 is $158,082 (2003 - $103,095) due to a law firm controlled by a director and $170,289 (2003 - $108,543) due to consulting companies controlled by directors, an officer and a former director.

These transactions were in the normal course of operations and were measured at the exchange value, which represented the amount of consideration established and agreed to by the related parties.

8. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada. These financial statements also conform, in all material respects, to accounting principles generally accepted in the United States with respect to recognition, measurement and presentation.

9. SUBSEQUENT EVENTS

     In November 2004, the Company completed a private placement that yielded gross proceeds of approximately $140,000 and resulted in the issuance of 2,380,000 shares at US$0.05 per share.

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